Exhibit 23
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated May 10, 2010 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ennis, Inc. on Form 10-K for the year ended February 28, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ennis, Inc. on Form S-3/A (File No. 333-120752, effective December 3, 2004) and on Forms S-8 (File No. 33-43087, effective October 7, 1991, File No. 333-58963, effective July 13, 1998, File No. 333-38100, effective May 31, 2000, File No. 333-44624, effective August 28, 2000, and File No. 333-119845, effective October 20, 2004).

/s/ Grant Thornton LLP
Dallas, Texas
May 10, 2010